Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Release
Regeneron Reports Fourth Quarter and Full Year 2007 Financial and Operating Results
Tarrytown, New York (February 27, 2008) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the fourth quarter and full year 2007. The Company reported a net loss of $13.1 million, or $0.19 per share (basic and diluted), for the fourth quarter of 2007 compared with a net loss of $31.0 million, or $0.51 per share (basic and diluted), for the fourth quarter of 2006. The Company reported a net loss of $105.6 million, or $1.59 per share (basic and diluted), for the year ended December 31, 2007 compared with a net loss of $102.3 million, or $1.77 per share (basic and diluted), for the same period in 2006. In the fourth quarter of 2007, in connection with the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare, the Company recognized a cumulative catch-up of $35.9 million of contract research and development revenue and $10.6 million of additional research and development expense, as described below.
At December 31, 2007, cash, restricted cash, and marketable securities totaled $846.3 million compared with $522.9 million at December 31, 2006. In November 2007, the Company and the sanofi-aventis Group entered into a global, strategic collaboration to discover, develop, and commercialize fully human monoclonal antibodies and sanofi-aventis made an $85.0 million up-front payment to Regeneron. In addition, in December 2007, sanofi-aventis purchased 12 million newly issued shares of Regeneron Common Stock at $26.00 per share for proceeds to the Company of $312.0 million.
The Company’s $200.0 million of convertible notes, which bear interest at 5.5 percent per annum, mature in October 2008.
Current Business Highlights
Regeneron has three late-stage clinical development programs: ARCALYST™ (rilonacept; also known as IL-1 Trap) in Cryopyrin-Associated Periodic Syndromes (CAPS), aflibercept (the VEGF Trap) in oncology in collaboration with the sanofi-aventis Group, and the VEGF Trap-Eye in eye diseases in collaboration with Bayer HealthCare. Regeneron has also initiated a Phase 2 trial of ARCALYST™ for the prevention of gout.
In addition, Regeneron has commenced a Phase 1 trial of its first fully human monoclonal antibody candidate, REGN88, an antibody targeting the interleukin-6 receptor (IL-6R) in rheumatoid arthritis, as part of its antibody collaboration with sanofi-aventis. The Company is developing a pipeline of preclinical antibody candidates utilizing its VelocImmune® technology.
Regeneron achieved the following milestones in the fourth quarter of 2007:
•	Entered into a global, strategic collaboration agreement with sanofi-aventis to discover, develop, and commercialize fully human monoclonal antibodies.

•	Reported extended safety results from a Phase 3 trial of ARCALYST™ in patients with CAPS at the American College of Rheumatology (ACR) Annual Meeting in November 2007.

•	Initiated a Phase 2 safety and efficacy trial of ARCALYST™ in the prevention of gout flares.

•	Reported positive results from the extension phase of the Phase 2 trial of the VEGF Trap-Eye in age-related macular degeneration (wet AMD).

•	Initiation by sanofi-aventis of the third and fourth Phase 3 oncology trials for aflibercept in combination with standard chemotherapy regimens.

•	Initiated a Phase 1 clinical trial of REGN88 in rheumatoid arthritis.
ARCALYST™ (rilonacept; also known as IL-1 Trap) — Inflammatory Diseases
The Company announced in November 2007 that the action date for the FDA’s priority review of the Biologics License Application (BLA) for ARCALYST™ for the long-term treatment of CAPS was set for February 29, 2008. CAPS is a group of rare inherited inflammatory conditions, including Familial Cold Auto-inflammatory Syndrome and Muckle-Wells Syndrome. The FDA previously granted Orphan Drug status and Fast Track designation to ARCALYST™ for the treatment of CAPS. ARCALYST™ has also received Orphan Drug designation in the European Union for the treatment of CAPS.
In the fourth quarter, Regeneron initiated a Phase 2 safety and efficacy trial of ARCALYST™ in the prevention of gout flares induced by the initiation of uric acid-lowering drug therapy used to control the disease. The Company had previously reported positive results from an exploratory proof-of-concept study of ARCALYST™ in ten patients with chronic active gout. In those patients, treatment with ARCALYST™ demonstrated a statistically significant reduction in patient pain scores in the single-blind, placebo-controlled study. Mean patients’ pain scores, the key symptom measure in persistent gout, were reduced 41 percent (p=0.025) during the first two weeks of active treatment and reduced 56 percent (p<0.004) after six weeks of active treatment. In this study, in which safety was the primary endpoint measure, treatment with ARCALYST™ was generally well-tolerated. Regeneron is evaluating the potential use of ARCALYST™ in other indications in which interleukin-1 (IL-1) may play a role.
Aflibercept (VEGF Trap) — Oncology
In December 2007, Regeneron and sanofi-aventis announced the initiation of the third and fourth Phase 3 trials in oncology that combine aflibercept with standard chemotherapy regimens. One trial is evaluating aflibercept in combination with folinic acid, 5-FU, and irinotecan in patients with 2nd line metastatic colorectal cancer. The other trial is evaluating aflibercept in combination with gemcitabine in patients with 1st line metastatic pancreatic cancer. In the first two Phase 3 trials initiated by the collaboration, aflibercept is being evaluated in combination with docetaxel/prednisone in patients with 1st line metastatic androgen independent prostate cancer and in combination with docetaxel in patients with 2nd line metastatic non-small cell lung cancer. All four trials are studying the current standard of chemotherapy care for the cancer being studied with or without aflibercept. In addition, currently underway are 10 studies being conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating aflibercept as a single agent or in combination with chemotherapy regimens in a variety of cancer indications.
VEGF Trap-Eye — Eye Diseases
The VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare initiated a Phase 3 global development program of the VEGF Trap-Eye in wet AMD in the third quarter of 2007. The first trial, known as VIEW 1 (VEGF Trap: Investigation of Efficacy and Safety in Wet age-related macular degeneration), is comparing the VEGF Trap-Eye and Genentech, Inc.’s Lucentis® (ranibizumab), an anti-angiogenic agent approved for use in wet AMD. The trial is evaluating dosing intervals of four and eight weeks for the VEGF Trap-Eye, compared with ranibizumab dosed every four weeks according to its label. Regeneron and Bayer HealthCare plan to initiate a second Phase 3 trial in wet AMD in the first half of 2008. This second trial will be conducted primarily in the European Union and other parts of the world outside the U.S.
In the fourth quarter of 2007, the companies announced positive results of the Phase 2 trial of the VEGF Trap-Eye in wet AMD. The VEGF Trap-Eye met the primary study endpoint of a statistically significant reduction in retinal thickness, a measure of disease activity, after 12 weeks of treatment compared with baseline (all five dose groups combined, mean decrease of 119 microns, p<0.0001). In additional exploratory analyses, the VEGF Trap-Eye, dosed monthly, demonstrated improvements in visual acuity. The VEGF Trap-Eye reduced the proportion of patients with vision of 20/200 or worse (a generally accepted definition for legal blindness), from 14.3 percent at baseline to 1.6 percent at week 16. In a separate analysis, the proportion of patients with vision of 20/40 or better (part of the legal minimum requirement for an unrestricted driver’s license in the U.S.) was increased from 19.0 percent at baseline to 49.2 percent at 16 weeks.
Regeneron and Bayer HealthCare are collaborating on the global development of the VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare will market the VEGF Trap-Eye outside the United States, where the companies will share equally in profits from any future sales of the VEGF Trap-Eye. Regeneron maintains exclusive rights to the VEGF Trap-Eye in the United States.
Monoclonal Antibodies
In the fourth quarter of 2007, Regeneron and sanofi-aventis entered into a global, strategic collaboration agreement to discover, develop, and commercialize fully human monoclonal antibodies. The first therapeutic antibody to enter clinical development under the collaboration, REGN88, is an antibody to the Interleukin-6 receptor (IL-6R), which has started clinical trials in rheumatoid arthritis. The second is expected to be an antibody to Delta-like ligand-4 (Dll4), which is currently slated to start clinical development in mid-2008. Regeneron plans to advance two antibody product candidates into clinical development in 2008 and an additional two to three antibody product candidates each year thereafter beginning in 2009.
The collaboration is governed by a Discovery and Preclinical Development Agreement and a License and Collaboration Agreement. As part of the discovery agreement, sanofi-aventis made an $85.0 million up-front payment to Regeneron. In addition, sanofi-aventis agreed to fund up to $475.0 million of research over the next five years to identify and validate potential drug discovery targets and to develop fully human monoclonal antibodies against these targets. Sanofi-aventis has an option to extend the discovery agreement for up to an additional three years.
Sanofi-aventis has the exclusive option under the license agreement to co-develop antibodies arising from Regeneron’s discovery efforts. Sanofi-aventis will fund the drug candidate development costs up-front and Regeneron will reimburse sanofi-aventis for half of the development costs from its share of future antibody profits from the collaboration.
For any product successfully developed as part of the collaboration, sanofi-aventis will take the lead in commercialization activities and Regeneron has worldwide co-promotion rights. In the United States, profits and losses from sales of collaboration antibodies will be shared equally. Outside the United States, profits will be split on a pre-determined sliding scale based on aggregate sales of collaboration antibodies with Regeneron’s’ share ranging from 35 percent to 45 percent. Regeneron is responsible for 45 percent of losses outside the United States. In addition, Regeneron is entitled to receive up to a total of $250.0 million of sales milestone payments when the collaboration antibodies achieve certain aggregate annual ex-U.S. sales levels, starting at $1.0 billion.
In December 2007, sanofi-aventis also increased its ownership of Regeneron’s outstanding Common Stock from approximately 4 percent to approximately 19 percent by purchasing 12 million newly issued shares of Regeneron Common Stock at $26.00 per share for proceeds to the Company of $312.0 million.
Earlier in 2007, Regeneron entered into non-exclusive license agreements with AstraZeneca and Astellas that will allow those companies to utilize VelocImmune technology in their internal research programs to discover human monoclonal antibody product candidates. Each of those companies made a $20.0 million up-front, non-refundable payment and will make up to five additional annual payments of $20.0 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, the licensees will pay to Regeneron a mid-single-digit royalty on product sales.
Financial Results
Revenue
Regeneron’s total revenue increased to $64.7 million in the fourth quarter of 2007 from $10.3 million in the same quarter of 2006 and to $125.0 million for the full year 2007 from $63.4 million for the same period of 2006. Contract research and development revenue in the first three quarters of 2007 and the full-year 2006 principally related to the Company’s aflibercept collaboration with sanofi-aventis in cancer indications. In the fourth quarter of 2007, the Company also recognized contract research and development revenue from the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare and its new collaboration with sanofi-aventis to discover, develop, and commercialize fully human monoclonal antibodies. Contract manufacturing revenue in 2006 related to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which expired in October 2006. Technology licensing revenue in 2007 related to the Company’s license agreements with AstraZeneca and Astellas.
Regeneron recognized contract research and development revenue of $12.6 million in the fourth quarter of 2007 and $47.1 million for the full year 2007 related to the Company’s aflibercept collaboration with sanofi-aventis, compared with $9.1 million and $47.8 million, respectively, for the same periods of 2006. Contract research and development revenue from the collaboration consisted of reimbursement of aflibercept development expenses incurred by the Company plus recognition of amounts related to $105.0 million of previously received and deferred non-refundable, up-front payments. Reimbursement of expenses increased to $10.5 million in the fourth quarter of 2007 and to $38.3 million for the full year 2007 from $6.8 million and $36.4 million, respectively, in the comparable periods of 2006, principally due to higher preclinical and clinical development costs and, in the fourth quarter of 2007, higher costs related to the Company’s manufacture of aflibercept clinical supplies. With respect to the $105.0 million of up-front payments from sanofi-aventis, $2.1 million was recognized in the fourth quarter of 2007 compared to $2.2 million in the same quarter of 2006, and $8.8 million was recognized in the full year 2007 compared to $11.4 million in the same period of 2006.
Sanofi-aventis also incurs aflibercept development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the aflibercept oncology program. During the term of the aflibercept collaboration, sanofi-aventis pays 100 percent of agreed-upon aflibercept development expenses incurred by both companies. Following commercialization of an aflibercept product, Regeneron, from its 50 percent share of aflibercept profits, will reimburse sanofi-aventis for 50 percent of aflibercept development expenses previously paid by sanofi-aventis.
In connection with the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare, the Company received a $75.0 million non-refundable, up-front payment in October 2006 and a $20.0 million milestone payment in August 2007. Through September 30, 2007, all payments received from Bayer HealthCare, including the up-front and milestone payments and cost-sharing reimbursements, were fully deferred and included in deferred revenue. In the fourth quarter of 2007, the Company commenced recognizing previously deferred payments from Bayer HealthCare and cost-sharing of the Company’s and Bayer HealthCare’s 2007 VEGF Trap-Eye development expenses in the Company’s Statement of Operations through a cumulative catch-up. The $75.0 million non-refundable, up-front license payment and $20.0 million milestone payment are being recognized as contract research and development revenue over the related estimated performance period in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104) and Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (EITF 00-21). In periods when the Company recognizes VEGF Trap-Eye development expenses that it incurs under the collaboration, the Company also recognizes, as contract research and development revenue, the portion of those VEGF Trap-Eye development expenses that are reimbursable from Bayer HealthCare. In periods when Bayer HealthCare incurs agreed upon VEGF Trap-Eye development expenses that benefit the collaboration and Regeneron, the Company also recognizes, as additional research and development expense, the portion of Bayer HealthCare’s VEGF Trap-Eye development expenses that the Company is obligated to reimburse.
In the fourth quarter of 2007, the Company recorded a cumulative catch-up of $35.9 million of contract research and development revenue from Bayer HealthCare, consisting of (i) $15.9 million related to the $75.0 million up-front licensing payment and the $20.0 million milestone payment and (ii) $20.0 million related to the portion of the Company’s 2007 VEGF Trap-Eye development expenses that is reimbursable from Bayer HealthCare. In addition, in the fourth quarter of 2007, the Company recorded a cumulative catch-up of $10.6 million of additional research and development expense related to the portion of Bayer HealthCare’s 2007 VEGF Trap-Eye development expenses that the Company was obligated to reimburse.
In connection with the Company’s antibody collaboration with sanofi-aventis, the Company recognized $4.6 million of contract research and development revenue in the fourth quarter of 2007, which consisted of $3.0 million for reimbursement of the Company’s expenses under the collaboration’s discovery agreement, $0.7 million for reimbursement of the Company’s REGN88 development expenses, and $0.9 million related to the $85.0 million non-refundable, up-front payment, which was deferred upon receipt in December 2007. Contract research and development revenue in connection with the antibody collaboration with sanofi-aventis is being recognized in accordance with SAB 104 and EITF 00-21.
Contract research and development revenue also includes $1.0 million in the fourth quarter of 2007 and $5.5 million for the full year 2007, compared to $0.4 million and $0.5 million, respectively, for the same periods of 2006, in connection with the Company’s five-year grant from the National Institutes of Health (NIH), which was awarded to the Company in September 2006 as part of the NIH’s Knockout Mouse Project.
In connection with the Company’s license agreements with AstraZeneca and Astellas, both of the $20.0 million non-refundable, up-front payments received in February and April 2007, respectively, were deferred and are being recognized as revenue ratably over approximately the first year of each agreement. In the fourth quarter and for the full year 2007, the Company recognized $10.0 million and $28.4 million, respectively, of technology licensing revenue related to these agreements.
Expenses
Total operating expenses for the fourth quarter of 2007 were $76.3 million, 74 percent higher than the same period in 2006, and $239.5 million for the full year 2007, 40 percent higher than for the same period of 2006. Operating expenses included non-cash compensation expense related to employee stock option awards (Stock Option Expense) of $7.5 million in the fourth quarter of 2007 and $28.0 million for the full year 2007, compared with $5.1 million and $18.4 million, respectively, for the same periods of 2006. The increase in total Stock Option Expense in 2007 was primarily due to the higher fair market value of the Company’s Common Stock on the date of annual employee option grants made by the Company in December 2006 in comparison to the fair market value of the Company’s Common Stock on the dates of annual employee option grants made in recent prior years.
Research and development (R&D) expenses increased to $64.8 million in the fourth quarter of 2007 from $35.8 million in the comparable quarter of 2006, and to $201.6 million for the full year 2007 from $137.1 million for the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in 2007, the Company incurred higher R&D costs primarily related to additional R&D headcount, clinical development costs for the VEGF Trap-Eye and ARCALYST™, research and preclinical development costs for new antibody candidates, and costs to manufacture clinical supplies of ARCALYST™ and REGN88. Also, as described above, in the fourth quarter of 2007, the Company recorded a cumulative catch-up of $10.6 million of additional research and development expense related to the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare.
General and administrative (G&A) expenses increased to $11.4 million in the fourth quarter of 2007 from $7.6 million in the comparable quarter of 2006, and to $37.9 million in the full year 2007 from $25.9 million in the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in 2007, the Company incurred higher compensation expense due, in part, to additional headcount, higher recruitment and related costs associated with expanding the Company’s headcount in 2007, and higher fees for various professional services.
Other Income
Investment income decreased to $1.5 million in the fourth quarter of 2007 from $5.5 million in the comparable quarter of 2006, and increased to $20.9 million for the full year 2007 from $16.5 million for the same period of 2006. In the fourth quarter and for the full year 2007, the Company recognized $5.1 million and $5.9 million, respectively, in charges related to certain marketable securities that were determined to be other-than-temporarily impaired in value. For the full-year 2007, the increase in investment income resulted primarily from higher balances of cash and marketable securities due, in part, to the up-front payment received from Bayer HealthCare in October 2006 and the receipt of $174.6 million in net proceeds from the November 2006 public offering of 7.6 million shares of the Company’s Common Stock, partly offset by the impairment charges previously described.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer

HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts Information:
Charles Poole	Laura Lindsay
Investor Relations	Media Relations
914.345.7640	914.345.7800
charles.poole@regeneron.com	laura.lindsay@regeneron.com

Kimberly Chen
Media Relations
212.845.5634
kchen@biosector2.com
REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Cash, restricted cash, and marketable securities	$846,279	$522,859
Receivables	18,320	7,493
Property, plant, and equipment, net	58,304	49,353
Other assets	13,355	5,385

Total assets	$936,258	$585,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$39,232	$21,471
Deferred revenue	236,759	146,995
Notes payable	200,000	200,000
Stockholders’ equity	460,267	216,624

Total liabilities and stockholders’ equity	$936,258	$585,090

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Revenues
Contract research and development	$54,730	$10,110	$96,603	$51,136
Contract manufacturing		236		12,311
Technology licensing	10,000		28,421

	64,730	10,346	125,024	63,447

Expenses
Research and development	64,825	35,774	201,613	137,064
Contract manufacturing		430		8,146
General and administrative	11,439	7,628	37,865	25,892

	76,264	43,832	239,478	171,102

Loss from operations	(11,534)	(33,486)	(114,454)	(107,655)

Other income (expense)
Investment income	1,473	5,525	20,897	16,548
Interest expense	(3,010)	(3,010)	(12,043)	(12,043)

	(1,537)	2,515	8,854	4,505

Net loss before cumulative effect of a change in accounting principle	(13,071)	(30,971)	(105,600)	(103,150)
Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)				813

Net loss	$(13,071)	$(30,971)	$(105,600)	$(102,337)

Net loss per share amounts, basic and diluted:
Net loss before cumulative effect of a change in accounting principle	$(0.19)	$(0.51)	$(1.59)	$(1.78)
Cumulative effect of adopting SFAS 123R				0.01

Net loss	$(0.19)	$(0.51)	$(1.59)	$(1.77)

Weighted average shares outstanding, basic and diluted	67,754	61,229	66,334	57,970